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                                  THE HARTFORD

POLICY CONTINUATION RIDER

This Rider gives You the option to continue Your Policy at a reduced Death Benefit with no further Monthly Deduction Amounts in the event Your Policy is in danger of Policy Default or termination due to excessive Indebtedness. You may elect this option under limited circumstances as described below. During the Policy Continuation Benefit Period, as defined below, the Policy Continuation Benefit guarantees the Policy will not go into default or terminate due to excessive Indebtedness.

HOW DO YOU ELECT THIS BENEFIT?

If available, You may elect the Policy Continuation Benefit In Writing. The Election Effective Date will be the next Monthly Activity Date.

WHEN IS THE BENEFIT AVAILABLE?

The Policy Continuation Benefit is available provided all of the conditions below are met.

       a) Indebtedness exceeds the Face Amount, or amounts at least equal to all premiums paid have been withdrawn, and

       b)  the Policy has been in-force at least 15 Policy Years, and

       c)  Insured has attained age 75, and

       d) Indebtedness does not exceed 99.5% of the Account Value after reduction of the Transaction Charge as of the Election Effective Date.

WHAT HAPPENS TO MY POLICY IF THE POLICY CONTINUATION BENEFIT IS ELECTED

If the Policy Continuation Benefit is available and You elect it, the Policy will remain in-force until the Insured's death as long as You do not terminate this Rider or surrender the Policy before then. The period from the Election Effective Date until the date on which this Rider is terminated by either the Insured's death, some other termination of the Policy or Your request to terminate this Rider is referred to herein as the Policy Continuation Benefit Period. During the Policy Continuation Benefit Period:

       a) A transaction charge ("Transaction Charge") will be deducted as of the Election Effective Date from the Account Value, not to exceed the maximum Transaction Charge described below.

       b) The Death Benefit Option will be Option A (Level Option), subject to the Minimum Death Benefit provisions below.

       c) If Indebtedness does not exceed the Face Amount as of the Election Effective Date, the Face Amount will be decreased to 100.5% of the Account Value as of such date after deduction of the Transaction Charge.

       d)  All other riders will be terminated.

       e) Any Account Value in the Separate Account will be transferred to the Fixed Account as of the Election Effective Date. No transfer charge will be assessed for this transfer.

       f) No Monthly Deductions will be taken as they are treated as prepaid by the Transaction Charge.

       g)  No further transfers will be allowed.

       h)  No additional premium payments will be accepted.

       i)   Interest charged on Indebtedness will continue to accrue.

       j) Indebtedness will in some circumstance exceed the Death Benefit of the Policy. If this happens, You have the option of repaying a portion of the Indebtedness while the Policy is in-force, or upon the Insured's death, any outstanding Indebtedness will be Your obligation or if You are the Insured, an obligation of Your estate.

       k)  Loan repayments can be made at any time.

       l) The Termination Due to Excessive Indebtedness provision in the Policy will be suspended.

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RIDER CHARGE

There is no charge for adding this Rider to your Policy. However, if You elect this benefit, a Transaction Charge will be deducted from your Account Value as of the Election Effective Date. The maximum Transaction Charge is 7% of the Account Value on the Election Effective Date.

MINIMUM DEATH BENEFIT

During the Policy Continuation Benefit Period, the amount of the Death Benefit under the Policy will be determined exclusively by Option A (Level Option), and will be no less than the greatest of the following amounts for the then current Policy Year:

       a) 101% of the Account Value as of the date we receive Due Proof of the Insured's death;

       b) The minimum amount determined under the Minimum Death Benefit provision in the Policy; or

       c) The minimum amount of Death Benefit necessary for the Policy to continue its qualification as a life insurance contract for federal tax purposes.

TERMINATION

To terminate this Rider, notify Us In Writing. Otherwise, this Rider will continue until the Policy terminates.

GENERAL PROVISIONS

This Rider will be a part of the Policy to which it is attached, and except as noted above, it is subject to all conditions and limitations of such Policy.

Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
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    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT

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